Atkore International Group Inc. Announces Retirement of CEO John Williamson; William Waltz Named Chief Operating Officer and Successor to Williamson

HARVEY, IL - May 8, 2018 (BUSINESS WIRE) - Atkore International Group Inc. (“Atkore”) (NYSE: ATKR) announced today that John Williamson, President and Chief Executive Officer, will retire at the end of Atkore’s fiscal year on September 30, 2018. The Atkore Board of Directors approved his retirement and a leadership succession plan under which, effective immediately, William (“Bill”) Waltz is appointed Atkore President and Chief Operating Officer, reporting to Mr. Williamson. Mr. Waltz will succeed Mr. Williamson as Atkore President and Chief Executive Officer upon his retirement. Mr. Waltz is expected to be appointed to the board at the time of succession.

“After leading Atkore for more than seven years, my retirement certainly comes with mixed emotions. I am extremely proud of and attached to the Atkore business and team, but also believe this is the right time to transition the leadership of the business, and I am looking forward to moving on to the next stage of my life,” commented John Williamson. “Atkore has built a strong foundation for continued success based on a disciplined business system, core values and customer-focused mission. Bill is an excellent executive who has been one of the main contributors and supporter to these fundamentals. I look forward to working closely with him through this transition, and with the support of our leadership team and our Board, I am confident that Bill is well-prepared to execute on our strategic priorities and create significant value for our shareholders.”

Philip Knisely, Chairman of the Atkore Board of Directors, said, “This announced transition comes at a time of strong performance for Atkore, driven by our excellent management team and the culture of the Atkore Business System. The selection of Bill Waltz to succeed John Williamson next fiscal year reflects the culmination of our succession process, which always evaluates internal and external candidates. Bill Waltz not only has worked closely with John over the last five years, but also has made significant contributions to our Electrical Raceway business, most notably in developing a strong team, driving pricing initiatives, and enhancing our go-to-market strategies. The Board believes that Bill is the ideal candidate with the knowledge and experience to continue building upon Atkore’s successes, driving our growth strategies and strengthening our portfolio of businesses.”

Mr. Knisely added, “I want to congratulate John on his retirement and thank him for all he has done for Atkore. Under the last seven years of his leadership, Atkore has expanded margins, as well as developed a strong team, culture and the Atkore Business System. John has led the strengthening of Atkore’s product offering, improved service levels to our customers and provided a solid foundation for the next evolution of Atkore’s growth. Most importantly, John has developed a strong team of future leaders steeped in the Atkore Business System who are capable of assisting Bill as we continue our focus on profitable growth and a broader product offering for our customers.”

Most recently, Bill Waltz served as the Company’s Vice President and Group President-Electrical Raceway, a position he continues to hold during this transition. Mr. Waltz was promoted to this position in September 2017 with responsibility for overall management of the Atkore Electrical Raceway reporting segment. Previously, Mr. Waltz was the President of the Conduit and Fittings business unit, a position he held since September 2015, after joining Atkore as President-Plastic Pipe and Conduit in 2013. From 2009 until joining Atkore in 2013, Mr. Waltz was Chairman and Chief Executive Officer at Strategic Materials, Inc., North America’s largest glass recycling company. Prior to that, he spent 15 years in various divisions of Pentair plc, including President-Pentair Flow Technologies.  Mr. Waltz began his career at General Electric Company and as a Deloitte Management Consultant.   Bill earned a Masters of Business Administration from Northwestern University, Kellogg Graduate School of Management, a Masters of Science in Computer Science from Villanova University, a Bachelor of Science in Industrial Engineering from Pennsylvania State University, and is a graduate of General Electric’s Information Systems Management Program.

Mr. Waltz commented, “I am honored and excited to succeed John as Atkore’s next President and Chief Executive Officer. We have a strong culture, a dedicated and capable team, and a best in class business system.  Atkore has a bright future, and I look forward to building upon the solid foundation created by John to continue driving value for our customers, employees and shareholders. I want to thank John for bringing me onboard, and for his mentorship over the last five years.  I look forward to working with him and the board of directors as I fully immerse in my new role over the coming months” said Mr. Waltz.

About Atkore International Group Inc.

Atkore International Group Inc. is a leading manufacturer of Electrical Raceway products primarily for the non-residential construction and renovation markets and Mechanical Products & Solutions for the construction and industrial markets. The Company manufactures a broad range of end-to-end integrated products and solutions that are critical to its customers' businesses and employs approximately 3,500 people at 58 manufacturing and distribution facilities worldwide. The Company is headquartered in Harvey, Illinois.